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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of The Michaels Companies, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 19, 2015, with respect to the consolidated financial statements of The Michaels Companies, Inc., and the effectiveness of internal control over financial reporting of The Michaels Companies, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, TX
July 9, 2015

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  Exhibit 23.1